Exhibit 10.15

EMPLOYMENT SEVERANCE AGREEMENT AND RELEASE

          Piccadilly Cafeterias, Inc. (the “Company”) and Ronald A. LaBorde (the “Employee”) hereby agree effective the 4th day of May, 2003 (the “Agreement Date”) as follows:

1.     Purpose of Agreement. The purpose of this Employment Agreement (the “Agreement”) is to set forth the terms of the Employee’s severance from employment with the Company, to resolve fully any and all obligations arising out of his employment and severance from employment, and to protect the Company’s legitimate interest in maintaining the confidentiality of information pertaining to its business plans and operations known to, or possessed by, the Employee.

2.     Termination of Employment.

          A. The Employee hereby resigns as the Company’s Chief Executive Officer and as an employee of the Company effective May 4, 2003 (the “Termination Date”).

          B. The Employee hereby resigns from the Board of Directors of the Company effective on the Termination Date.

          C. The Company and the Employee agree to cooperate in preparing appropriate news releases announcing the Employee’s resignation. Employee agrees that he will not criticize the Board of Directors for its actions in connection with Employee’s resignation, nor otherwise disparage the Company.

3.     Consulting Services. Employee agrees to serve as a consultant to the Company for the 12-month period following the Termination Date, during which time Employee will perform services and provide information as requested by the Chairman of the Board; provided that any such request is reasonable as to the time and effort involved. Employee’s agreement to provide consulting services to the Company is not intended to limit in any way Employee’s right to seek and accept full-time employment or to engage in other business pursuits during this 12-month period. Employee shall not be entitled to any additional compensation for providing such consulting services, except that he shall be reimbursed for reasonable expenses approved by the Company in advance and those actually incurred in providing any such services upon presentation of acceptable documentation thereof to the Company.

4.     Consideration.

          A. In consideration of the Employee’s service to the Company, the release of all claims that may exist against the Company in connection with his employment as more specifically set forth below in Section 8, and the Employee’s performance of or compliance with the obligations set forth below in Section 6, and provided that the Employee complies with all other terms and conditions of this Agreement, the Company agrees that:

1. the Company will continue to pay the Employee his current annual salary of $313,000, payable ratably on each of the Company’s regular payroll payment dates for the 12-month period ending May 4, 2004. These payments shall be subject to all legally required state and federal tax deductions and withholdings;

2. the Company will pay up to $25,000 toward outplacement services to be provided by a firm mutually agreed upon between Employee and the Company, upon presentation of written invoices from such firm; and

3. the Company will use its best efforts to include Employee as a consultant participant in the Company’s group health insurance plan for the 12-month period ending May 4, 2004, during which time Employee has agreed to serve as a consultant to the Company under Section 3 hereof; provided, however, that the Company’s obligation to provide health insurance hereunder shall terminate at such time as Employee has obtained other employment providing health insurance benefits or, under Section 7 hereof, at such time as Employee has breached his obligations hereunder. Employee shall notify the Company immediately upon accepting employment by another employer and provide the Company with information regarding such employer’s health insurance coverage. Employee’s participation in the Company’s health insurance plan shall be on the same basis (including spouse and dependent coverage and any Employee payment requirements) as Employee participated immediately prior to termination of his employment. It is intended that the 18-month COBRA benefit period for the Employee will begin to run on May 4, 2004, or any earlier date on which Employee has breached his obligations hereunder and all severance payments and benefits are cancelled under Section 7. hereof.

          B. The Employee acknowledges that the rights and payments provided in this Section 4:

1, represent valuable consideration not otherwise required to be paid or provided by the Company in connection with the termination of his employment and that his release of claims in Section 8 and his agreement to comply with the obligations of Section 6 of this Agreement are in return for this consideration;

2. shall be in lieu of any and all claims for additional severance pay, wages, bonus, salary, accrued vacation and sick leave pay or other compensation, or benefits, or claims of damages he may have as of his Termination Date other than vested benefits described in Section 5 and such rights as Employee may have to obtain continued insurance coverage under COBRA;

3, arise solely out of the terms of this Agreement and are not part of or evidence of any Company severance pay plan;

4. are subject to Employee’s compliance with all of his obligations hereunder, including but not limited to the confidentiality, non-competition, non-solicitation and the other obligations of Employee provided in Section 6 hereof; and

5. may be delayed until the revocation period described in Section 10 has expired.

          C. The Company acknowledges that its promises contained in this Agreement are for good and valuable consideration.

          D. In the event of the death of the Employee prior to May 4, 2004, any unpaid amounts required to be paid under Section 4 hereof will be paid to the Employee’s estate on the specified due dates.

5.     Employee Benefit Plans. On the Termination Date, Employee’s participation in all Company benefit plans shall automatically cease; provided, however, that Employee shall be entitled to receive all vested benefits owed to him under the Company’s employee benefit plans in which the Employee is participating as of the Termination Date to the extent set forth and specifically provided for by such plans and/or to the extent otherwise required by law and; provided further that the Company shall continue to provide and pay for health insurance to the extent provided in Section 4.A.3. hereof. The Employee shall not be entitled to receive any annual bonus for the fiscal year ending July 1, 2003 nor payment for any unused vacation days. All benefits under the Company’s Pension Plan have previously been frozen and the amount of benefits payable to Employee thereunder are unaffected by termination of his employment. All stock options held by Employee shall be governed by the terms of the plans under which they were granted and the applicable stock option agreements, which provide that all stock options shall terminate immediately upon termination of employment.

6.     Confidentiality, Non-Competition and Non-Solicitation; Non-Disparagement and Cooperation.

          A. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

1. “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Employee, and whether or not marked confidential, including without limitation information relating to the Company’s or its subsidiaries’ services, business plans, business acquisitions, processes, research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, formulae and analyses, employee lists, recipes, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

2. “Business” means the cafeteria and restaurant business.

          B. Confidentiality. For a period of five years after the Termination Date, Employee agrees:

1. not to communicate, divulge or make available to any person or entity (other than the Company) any Confidential Information which shall have been obtained by Employee during Employee’s employment, except upon the prior written authorization of the Company or as may be required by law or legal process; and

2. to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Employee has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Employee to disclose or otherwise make available any Confidential Information, Employee shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

          C. Non-Competition and Non-Solicitation. Employee will not, for a period of one year immediately following the Agreement Date, directly or indirectly:

1. carry on or engage in any business like or similar to or in direct competition with the Business of the Company in the parishes in the State of Louisiana identified in Appendix “A” attached hereto and forming a part of this Agreement, so long as the Company carries on the Business therein (collectively the “Territory”); or

2. call upon any person who is, at that time, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company.

Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market.

Employee agrees that he will from time to time upon the Company’s request promptly execute any supplement, amendment, restatement or modification of Appendix “A” as may be necessary or appropriate to correctly reflect the parishes in Louisiana in which the Company conducts Business and which, at the time of such modification, should be covered by Appendix “A” and this Section 6.C. The parties agree that in the event of a merger, consolidation or reorganization involving the Company and another entity (a “Business Combination”), jurisdictions in which a party to the merger, consolidation or reorganization other than the Company conducted a cafeteria or restaurant business prior to the Business Combination shall not be added to Appendix A, unless the Company also conducted the Business in any such jurisdiction prior to the Business Combination. However, jurisdictions in which the entity resulting from the Business Combination (the “Resulting Entity”) or a person or entity that controls the Resulting Entity, is controlled by the Resulting Entity or is under common control with the Resulting Entity commences operation of a cafeteria or restaurant business after the Business Combination shall be added to Appendix A. Furthermore, Employee agrees that all references to Appendix “A” in this Agreement shall be deemed to refer to Appendix “A” as so supplemented, amended, restated or otherwise modified from time to time.

The Employee acknowledges and agrees that the foregoing restrictions will limit his ability to become employed with a competing business in the Territory for a one year period, but he nevertheless understands that he has received and will in the future receive sufficient consideration and other benefits as a former employee of the Company and as otherwise provided herein to clearly justify such restrictions.

          D.     Non-Disparagement and Cooperation. Employee agrees not to make any public or private remarks disparaging the conduct or character of the Company, or any of its subsidiaries or affiliates, agents, employees, officers, directors, successors or assigns. The Company agrees that its officers and directors will not make any public or private statement that disparages the Employee. In addition, Employee agrees to cooperate with the Company in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee’s employment with the Company. The Company shall reimburse Employee for travel and reasonable related expenses such as lodging, transportation an meals approved by the Company incurred in providing such assistance.

          E. Return of Property. As soon as practicable before the Termination Date, Employee shall return to the Company all of the Company’s property, documents, and equipment currently in Employee’s possession or under Employee’s control, if any.

7.     Injunctive Relief; Termination of Benefits, Other Remedies. Employee acknowledges that a breach by Employee of Section 4 or 6 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of Section 4 or 6, the Company shall be entitled to injunctive relief restraining Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Employee, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach. In addition to the exercise of the foregoing remedies, the Company shall have the right upon the occurrence of any such breach to cancel any unpaid salary, benefits, severance, group health plan participation or insurance payments otherwise outstanding. In particular, Employee acknowledges that the payments and benefits provided hereunder are conditioned upon Employee fulfilling any confidentiality, return of property, non-disparagement, cooperation, non-competition or non-solicitation covenants contained in this Agreement. In the event Employee shall at any time materially breach any confidentiality, return of property, non-disparagement, cooperation, non-competition or non-solicitation obligations contained in this Agreement, the Company may suspend or eliminate all payments and benefits under Section 4 during the period of such breach. Employee acknowledges that any such suspension or elimination of payments and benefits would be an exercise of the Company’s right to suspend or terminate its performance hereunder upon Employee’s breach of this Agreement; such suspension or elimination of payments would not constitute, and should not be characterized as, the imposition of liquidated damages.

8.     Waiver and Release by Employee. In consideration of the Company’s agreement to enter into and to provide the terms of this Agreement, Employee hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of Employee’s execution and acceptance of this Agreement. It is expressly understood and agreed that the claims covered by Employee’s release include, but are not limited to, any and all claims or rights arising or that could be asserted under the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Louisiana Employment Discrimination Law, La. R.S. 23:331 et seq.; the Louisiana penalty wage statute, La. R.S. § 631 and 632; or any other federal, state, or local statute, law, rule or regulation concerning employment discrimination or otherwise concerning the employment relationship. In addition, it is understood and agreed that by this Agreement, Employee waives any claims he may have against the Company based on any other theory of liability, statutory or non-statutory, in contract or in tort, including, but not limited to, claims for wrongful or constructive discharge, breach of any express or implied employment contract or agreement, breach of any covenant of good faith and fair dealing, fraud, defamation, or any personal or emotional injury. It is further understood and agreed that the parties covered by Employee’s release include the Company’s present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors, and successors, and that any reference to the Company in this Agreement is understood to include all of the foregoing persons or entities. Notwithstanding the foregoing, Employee does not waive any rights under or pursuant to this Agreement, rights under benefit plans of the Company or indemnification rights under the Company’s current Bylaws or the Indemnity Agreement dated April 27, 1995 between Employee and the Company.

9.     Review and Consultation; Information Provided to Employee. It is understood and agreed that Employee has entered into and executed this Agreement voluntarily and that such execution by Employee is not based upon any representations or promises of any kind made by the Company or any of its representatives, except as expressly recited in this Agreement. Employee further acknowledges that he has read and fully understands each paragraph of this Agreement, that he was advised in writing by the Company to consult with an attorney prior to executing this Agreement, and that he has availed himself of legal or other counsel to the full extent that he desires. Employee also acknowledges that he was advised in writing by the Company that he could take up to twenty-one (21) days within which to consider and sign this Agreement and that he has considered this Agreement to the full extent that he desires.

          Finally, Employee agrees and acknowledges that the consideration provided under this Agreement is in addition to any other payments, benefits or other things of value to which he is entitled and that he would not be entitled to any of the consideration provided under this Agreement in the absence of his execution and acceptance of this Agreement.

10.    Right of Revocation. Employee shall have seven (7) days following his execution of this Agreement within which to exercise a right of revocation, and this Agreement will not be enforceable or effective, and no payments shall be made hereunder, until the expiration of such seven-day period. Any such revocation of this Agreement must be communicated in writing and delivered in person or by fax to the Company as specified in Section 12 not later than the close of business on the seventh (7th) day following Employee’s execution of this Agreement. Otherwise, such revocation shall be of no force or effect.

11.    Binding Effect.

          A. This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

          B. This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

          C. The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term “Company” as used in this Agreement shall refer also to such successor or assign.

12.     Notices. All notices hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) fax transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Piccadilly Cafeterias, Inc.
3232 Sherwood Forest Boulevard
Baton Rouge, Louisiana 70816
Attn: J. H. Campbell, Jr.
Chairman of the Board of Directors
Fax No.: 225-769-7138

If to the Employee, addressed to:

Ronald A. LaBorde

Baton Rouge, Louisiana _____________________
Fax No.: __________________

or such other address as to which any party hereto may have notified the other in writing.

13.     Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws.

14.     Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

15.     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Employee and the Company intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.     Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

17.     Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

18.     Survival. The rights and obligations of the Company and Employee contained in this Agreement shall survive the termination of the Agreement. Following the Termination Date, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under this Agreement.

19.     Unsecured, Unfunded Obligations. The payments and benefits provided to Employee pursuant to this Agreement are unsecured, unfunded obligations of the Company.

20.     Arbitration. Should any dispute arise relating to the meaning or application of this Agreement, such dispute shall be settled by arbitration in Baton Rouge, Louisiana, or another mutually agreed upon location in accordance with the rules of the American Arbitration Association applicable to the resolution of employment disputes. Judgment shall be entered in a court of competent jurisdiction.

21.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed as of the Agreement Date.

PICCADILLY CAFETERIAS, INC.

Date of Execution:	By:

Joseph H. Campbell, Jr.
Chairman of the
Board of Directors

EMPLOYEE:
Date of Execution:

Name: Ronald A. LaBorde

APPENDIX A

Parishes in Louisiana in Which
Piccadilly Cafeterias, Inc. Conducts Business

Ascension
Caddo
Calcasieu
East Baton Rouge
Iberia
Jefferson
Lafayette
Livingston
Orleans
Ouachita
Rapides
St. Bernard
St. Tammany
Tangipahoa
Terrebonne